================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                  SCHEDULE 13D
                                 (RULE 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (AMENDMENT NO. _____)

                                 METROCALL, INC.

                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

                         (Title of Class of Securities)

                                    591647102

                                 (CUSIP Number)

                                 THOMAS O. HICKS
                   C/O HICKS, MUSE, TATE & FURST INCORPORATED
                               200 CRESCENT COURT
                                   SUITE 1600
                               DALLAS, TEXAS 75201
                                 (214) 740-7300

       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                 March 17, 2000

             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

                         (Continued on following pages)
                                 (Page 1 of 32 )


================================================================================

CUSIP NO.  591647102                                                Page 2 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              Mr. Thomas O. Hicks
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                N/A
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                  United States
-------------------------------------------------------------------------------------------------------------
                                     7    Sole Voting Power                                                0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8    Shared Voting Power(1)(2)                               28,655,755
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9    Sole Dispositive Power                                           0
            Person With           ---------------------------------------------------------------------------
                                     10   Shared Dispositive Power(1)(2)                          28,655,755
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                          28,655,755
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                         28.3%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         IN
-------------------------------------------------------------------------------------------------------------

(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 8,333,333 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 12,500,000 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                                Page 3 of 32

-------------------------------------------------------------------------------------------------------------

   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM4 Metrocall Qualified Fund, LLC
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                 OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                       Delaware
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                           13,037,623
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                      13,037,623
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                          13,037,623
-------------------------------------------------------------------------------------------------------------
  12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                           [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                         13.8%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         OO
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 3,791,450 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 5,687,174 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                                Page 4 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HMTF Equity Fund IV (1999), L.P.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                 OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                          Texas
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                           13,037,623
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                      13,037,623
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                          13,037,623
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                         13.8%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 3,791,450 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 5,687,174 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                                Page 5 of 32


-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM4 Metrocall Private Fund, LLC
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                       Delaware
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                               92,363
      Owned by Each Reporting.    ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                          92,363
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                              92,363
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.1%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         OO
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 26,860 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 40,290 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                                Page 6 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HMTF Private Equity Fund IV (1999), L.P.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                          Texas
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                               92,363
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                          92,363
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                              92,363
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.1%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 26,860 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 40,290 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                                Page 7 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM4/GP (1999) Partners, L.P.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                 OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                          Texas
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                           13,129,986
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                      13,129,986
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                          13,129,986
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                         13.9%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 3,818,310 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 5,727,464 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                                Page 8 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM 4-EQ Metrocall Coinvestors, LLC
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                       Delaware
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                              191,576
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                         191,576
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                             191,576
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.2%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         OO
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 55,712 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 83,568 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                                Page 9 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM 4-EQ (1999) Coinvestors, L.P.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                          Texas
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                              191,576
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                         191,576
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                             191,576
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.2%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 55,712 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 83,568 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 10 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM 4-SBS Metrocall Coinvestors, LLC
-------------------------------------------------------------------------------------------------------------

   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                       Delaware
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                              312,212
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                         312,212
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                             312,212
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.4%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         OO
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 90,794 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 136,191 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 11 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM 4-SBS (1999) Coinvestors, L.P.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                          Texas
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                              312,212
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
          Person With             ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                         312,212
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                             312,212
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.4%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 90,794 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 136,191 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 12 of 32


-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              Hicks, Muse GP (1999) Partners IV, L.P.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                          (a) [ ]
                                                                                                      (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                          Texas
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                           13,633,774
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                      13,633,774
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                          13,633,774
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                         14.4%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 3,964,816 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 5,947,223 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 13 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              Hicks, Muse (1999) Fund IV, LLC
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                          Texas
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                           13,633,774
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                      13,633,774
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                          13,633,774
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                         14.4%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         OO
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 3,964,816 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 5,947,223 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 14 of 32

-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM PG-IV Metrocall, LLC
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                       Delaware
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                              694,104
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                         694,104
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                             694,104
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.8%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         OO
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 201,851 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 302,777 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 15 of 32


-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              Hicks, Muse PG-IV (1999), C.V.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                    Netherlands
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                              694,104
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                         694,104
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                             694,104
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.8%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 201,851 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 302,777 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 16 of 32


-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM Equity Fund IV/GP Partners (1999), C.V.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                    Netherlands
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                              694,104
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                         694,104
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                             694,104
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.8%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 201,851 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 302,777 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 17 of 32


-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM GP Partners IV Cayman, L.P.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                 Cayman Islands
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                              694,104
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                         694,104
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                             694,104
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.8%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 201,851 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 302,777 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 18 of 32


-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HM Fund IV Cayman LLC
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                 Cayman Islands
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                              694,104
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                         694,104
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                             694,104
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                          0.8%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         OO
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 201,851 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 302,777 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 19 of 32


-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HMTF Bridge MC I, LLC
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                       Delaware
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                           14,327,877
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                      14,327,877
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                          14,327,877
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                         15.1%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         OO
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 4,166,666 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 6,250,000 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 20 of 32


-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HMTF Bridge Partners, L.P.
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                       Delaware
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                           14,327,877
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                      14,327,877
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                          14,327,877
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                         15.1%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         PN
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 4,166,666 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 6,250,000 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

CUSIP NO.  591647102                                               Page 21 of 32


-------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person
         I.R.S. Identification No. of above person (entities only)

                              HMTF Bridge Partners, LLC
-------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group(1)                                         (a) [ ]
                                                                                                     (b) [X]
-------------------------------------------------------------------------------------------------------------
   3     SEC use only
-------------------------------------------------------------------------------------------------------------
   4     Source of Funds                                                                                  OO
-------------------------------------------------------------------------------------------------------------
   5     Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
-------------------------------------------------------------------------------------------------------------
   6     Citizenship or Place of Organization                                                          Texas
-------------------------------------------------------------------------------------------------------------
                                     7        Sole Voting Power                                            0
   Number of Shares Beneficially  ---------------------------------------------------------------------------
                                     8        Shared Voting Power(1)(2)                           14,327,877
      Owned by Each Reporting     ---------------------------------------------------------------------------
                                     9        Sole Dispositive Power                                       0
            Person With           ---------------------------------------------------------------------------
                                     10       Shared Dispositive Power(1)(2)                      14,327,877
-------------------------------------------------------------------------------------------------------------
  11     Aggregate Amount Beneficially Owned by each Reporting Person(2)                          14,327,877
-------------------------------------------------------------------------------------------------------------
  12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares                               [ ]
-------------------------------------------------------------------------------------------------------------
  13     Percent of Class Represented by Amount in Row (11)(2)                                         15.1%
-------------------------------------------------------------------------------------------------------------
  14     Type of Reporting Person                                                                         OO
-------------------------------------------------------------------------------------------------------------


(1) The Reporting Person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.

(2) Includes shares of Common Stock purchasable pursuant to (a) the one-year options that are immediately exercisable to purchase 4,166,666 shares of Common Stock with an initial exercise price of $3.00 per share and (b) the two-year options, the exercisability of which are subject to a condition that may only be fulfilled by the Issuer, to purchase 6,250,000 shares of Common Stock with an initial exercise price of $4.00 per share, granted pursuant to the Option Agreement (as described in Item 6) and beneficially owned by such reporting person. Also gives effect to the exercise in full of the options granted pursuant to Option I by all holders and to the exercise of the options granted pursuant to Option II that are beneficially owned by the reporting person, but without giving effect to the exercise of any options granted pursuant to Option II that are held by other holders. See Items 5 and 6.

ITEM 1.  SECURITY AND ISSUER.

         The class of equity securities to which this Schedule 13D (this "Statement") relates is the Common Stock, par value $.01 per share (the "Common Stock"), of Metrocall, Inc., a Delaware corporation (the "Issuer"). The address of the Issuer's principal executive offices is 6677 Richmond Highway, Alexandria, Virginia 22306.

ITEM 2.  IDENTITY AND BACKGROUND.

         (a)      Name of Person(s) Filing this Statement (the "Reporting
Persons"):

                  Mr. Thomas O. Hicks
                  HM4 Metrocall Qualified Fund, LLC, a Delaware limited
                    liability company ("Qualified LLC")
                  HMTF Equity Fund IV (1999), L.P., a Texas limited partnership
                    ("Equity L.P.")
                  HM4 Metrocall Private Fund, LLC, a Delaware limited liability company ("Private LLC")
                  HMTF Private Equity Fund IV (1999), L.P., a Texas limited
                    partnership ("Private L.P.")
                  HM4/GP (1999) Partners, L.P., a Texas limited partnership
                    ("HM4/GP Partners")
                  HM 4-EQ Metrocall Coinvestors, LLC, a Delaware limited
                    liability company ("4-EQ LLC")
                  HM 4-EQ (1999) Coinvestors, L.P., a Texas limited partnership
                    ("4-EQ L.P.")
                  HM 4-SBS Metrocall Coinvestors, LLC, a Delaware limited
                    liability company ("4-SBS LLC")
                  HM 4-SBS (1999) Coinvestors, L.P., a Texas limited partnership
                    ("4-SBS L.P.")
                  Hicks, Muse GP (1999) Partners IV, L.P., a Texas limited
                    partnership ("Hicks GP Partners")
                  Hicks, Muse (1999) Fund IV, LLC, a Texas limited liability company ("Fund IV LLC")
                  HM PG-IV Metrocall, LLC, a Delaware limited liability company
                    ("PG-IV LLC")
                  Hicks, Muse PG-IV (1999), C.V., a limited partnership
                    organized under the laws of the Netherlands ("PG-IV C.V.")
                  HM Equity Fund IV/GP Partners (1999), C.V., a limited
                    partnership organized under the laws of the Netherlands
                    ("HM Equity C.V.")
                  HM GP Partners IV Cayman, L.P., a Cayman Islands exempted
                    limited partnership ("GP Cayman L.P.")
                  HM Fund IV Cayman LLC, an exempted Cayman Islands limited
                    liability company ("Fund IV Cayman LLC")
                  HMTF Bridge MC I, LLC, a Delaware limited liability company
                    ("Bridge LLC")
                  HMTF Bridge Partners, L.P., a Delaware limited partnership
                    ("Bridge Partners L.P.")
                  HMTF Bridge Partners, LLC, a Texas limited liability company
                    ("Bridge Partners LLC")

         (b) - (c)

                  Mr. Thomas O. Hicks

                  Mr. Thomas O. Hicks is chief executive officer of Hicks, Muse, Tate & Furst Incorporated ("Hicks, Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole member and sole manager of Fund IV LLC, which is the sole general partner of Hicks GP Partners, which is the sole general partner of HM4/GP Partners, which is the sole general partner of each of Equity L.P. and Private L.P. Equity L.P. is the sole member of Qualified LLC, and Private L.P. is the sole member of Private LLC. Hicks GP Partners is also the sole general partner of each of 4-SBS L.P. and 4-EQ L.P. 4-SBS L.P. is the sole member of 4-SBS LLC, and 4-EQ L.P. is the sole member of 4-EQ LLC. Mr. Hicks is also the sole member of Fund IV Cayman LLC, which is the sole general partner of GP Cayman L.P., which is the sole general partner of HM Equity C.V., which is the sole general partner of PG-IV C.V. PG-IV C.V. is the sole member of PG-IV LLC. Mr. Hicks is also the sole member of Bridge Partners LLC, which is the sole general partner of Bridge Partners L.P., which is the sole member of Bridge LLC. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

                  Qualified LLC

                  Qualified LLC is a Delaware limited liability company formed to invest in the Common Stock, $.01 par value per share, of the Issuer (the "Common Stock"), the one-year options ("Option I") and the two-year options ("Option II") to purchase additional shares of Common Stock granted pursuant to the Option Agreement described in Item 6 hereof (Option I and Option II together, the "Options"). The business address of Qualified LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to Equity L.P., the sole member of Qualified LLC, is set forth below.

                  Equity L.P.

                  Equity L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Equity L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Equity L.P., is set forth below.

                  Private LLC

                  Private LLC is a Delaware limited liability company formed to invest in the Common Stock and the Options. The business address of Private LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Private L.P., the sole member of Private LLC, is set forth below.

                  Private L.P.

                  Private L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Private L.P., is set forth below.

                  HM4/GP Partners

                  HM4/GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM4/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of HM4/GP Partners, is set forth below.

                  4-EQ LLC

                  4-EQ LLC is a Delaware limited liability company formed to invest in the Common Stock and the Options. The business address of 4-EQ LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-EQ L.P., the sole member of 4-EQ LLC, is set forth below.

                  4-EQ L.P.

                  4-EQ L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-EQ L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-EQ L.P., is set forth below.

                  4-SBS LLC

                  4-SBS LLC is a Delaware limited liability company formed to invest in the Common Stock and the Options. The business address of 4-SBS LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-SBS L.P., the sole member of 4-SBS LLC, is set forth below.

                  4-SBS L.P.

                  4-SBS L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-SBS L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-SBS L.P., is set forth below.

                  Hicks GP Partners

                  Hicks GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of Hicks GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of Hicks GP Partners, is set forth below.

                  Fund IV LLC

                  Fund IV LLC is a Texas limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV LLC, is set forth above.

                  PG-IV LLC

                  PG-IV LLC is a Delaware limited liability company formed to invest in the Common Stock and the Options. The business address of PG-IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to PG-IV C.V., the sole member of PG-IV LLC, is set forth below.

                  PG-IV C.V.

                  PG-IV C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity C.V., the sole general partner of PG-IV C.V., is set forth below.

                  HM Equity C.V.

                  HM Equity C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM Equity C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Cayman L.P., the sole general partner of HM Equity C.V., is set forth below.

                  GP Cayman L.P.

                  GP Cayman L.P. is a Cayman Islands exempted limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of GP Cayman L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV Cayman LLC, the sole general partner of GP Cayman L.P., is set forth below.

                  Fund IV Cayman LLC

                  Fund IV Cayman LLC is an exempted Cayman Islands limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV Cayman LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV Cayman LLC, is set forth above.

                  Bridge LLC

                  Bridge LLC is a Delaware limited liability company formed to invest in the Common Stock and the Options. The business address of Bridge LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Bridge Partners L.P., the sole member of Bridge LLC, is set forth below.

                  Bridge Partners L.P.

                  Bridge Partners L.P. is a Delaware limited partnership, the principal business of which to invest directly or indirectly in various companies. The business address of Bridge Partners L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Bridge Partners LLC, the general partner of Bridge Partners L.P., is set forth below.

                  Bridge Partners LLC

                  Bridge Partners LLC is Texas limited liability company, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of Bridge Partners LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Bridge Partners LLC, is set forth above.

         (d) None of the entities or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

         (f) Mr. Hicks is a United States citizen.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         As more fully described in Item 6 below, on March 17, 2000, Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC, PG-IV LLC and Bridge LLC each purchased from the Issuer the number of shares of Common Stock and the number of Options to purchase shares of Common Stock set forth opposite their respective names below at the purchase price set forth opposite their respective names below.

----------------------------------------------------------------------------------------------------------------------------
                                                   NUMBER OF SHARES          NUMBER OF SHARES
                                                     PURCHASABLE                PURCHASABLE
                              NUMBER OF                PURSUANT                 PURSUANT TO
    NAME OF ENTITY         SHARES PURCHASED          TO OPTION I                 OPTION II             PURCHASE PRICE
----------------------------------------------------------------------------------------------------------------------------
Qualified LLC                  3,558,999               3,791,450                 5,687,174               $7,794,208
----------------------------------------------------------------------------------------------------------------------------
Private LLC                       25,213                  26,860                    40,290               $   55,217
----------------------------------------------------------------------------------------------------------------------------
4-EQ LLC                          52,296                  55,712                    83,568               $  114,528
----------------------------------------------------------------------------------------------------------------------------
4-SBS LLC                         85,227                  90,794                   136,191               $  186,647
----------------------------------------------------------------------------------------------------------------------------
PG-IV LLC                        189,476                 201,851                   302,777               $  414,952
----------------------------------------------------------------------------------------------------------------------------
Bridge LLC                     3,911,211               4,166,666                 6,250,000               $8,565,552
----------------------------------------------------------------------------------------------------------------------------

         Qualified LLC obtained funds for the purchase price of its shares of Common Stock and its Options from capital contributions provided by Equity L.P.; Equity L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         Private LLC obtained funds for the purchase price of its shares of Common Stock and its Options from capital contributions provided by Private L.P.; Private L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         4-EQ LLC obtained funds for the purchase price of its shares of Common Stock and its Options from capital contributions provided by 4-EQ L.P.; 4-EQ L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         4-SBS LLC obtained funds for the purchase price of its shares of Common Stock and its Options from capital contributions provided by 4-SBS L.P.; 4-SBS L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         PG-IV LLC obtained funds for the purchase price of its shares of Common Stock and its Options from capital contributions provided by PG-IV C.V.; PG-IV C.V. obtained such funds from capital contributions provided by its limited partners and HM Equity C.V.; HM Equity C.V. obtained such funds from capital contributions provided by its limited partners and G.P. Cayman L.P.; and G.P. Cayman L.P. obtained such funds from capital contributions provided by its limited partners and Fund IV Cayman LLC. Fund IV Cayman LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

         Bridge LLC obtained funds for the purchase price of its shares of Common Stock and its Options from capital contributions provided by Bridge Partners L.P.; Bridge Partners L.P. obtained $271,537.60 of such funds from capital contributions provided by its general partner, Bridge Partners LLC, and its limited partners, and it obtained the remainder of the funds, $8,928,867.02, from a borrowing under the Credit Agreement, dated December 28, 1999, among HMTF Bridge Partners, L.P. and HM/Europe Coinvestors, C.V., as Initial Borrowers and any Future Borrowers from time to time parties thereto, the Issuing Bank, the Chase Manhattan Bank, as Administrative Agent and Bank of America, N.A., as Syndication Agent (the "Credit Agreement"). Such funds include amounts allocated to fees and expenses. Bridge Partners L.P. intends to repay the borrowings either with funds drawn under a new credit facility or with funds contributed by affiliates of Hicks, Muse. The terms of the credit facility are set forth in the Credit Agreement, a copy of which is filed as Exhibit 10.4 hereto, and is incorporated by reference. Bridge Partners LLC obtained the funds it contributed to Bridge Partners L.P. from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

ITEM 4.  PURPOSE OF THE TRANSACTION.

         The Reporting Persons consummated the transactions described herein in order to acquire an interest in the Issuer for investment purposes. The Reporting Persons intend to review continuously their position in the Issuer. Depending upon future evaluations of the business prospects of the Issuer and upon other developments, including, but not limited to, general economic and business conditions and stock market conditions, the Reporting Persons may retain or from time to time increase their holdings or dispose of all or a portion of their holdings subject to any applicable legal and contractual restrictions on their ability to do so.

         In addition, the matters set forth in Item 6 below are incorporated in this Item 4 by reference as if fully set forth herein.

         Except as set forth in this Item 4 (including the matters described in Item 6 below which are incorporated in this Item 4 by reference), the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Exchange Act.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) (1) Qualified LLC is the record and beneficial owner of 3,558,999 shares of Common Stock, 3,791,450 options to purchase Common Stock pursuant to Option I and 5,687,174 options to purchase Common Stock pursuant to Option II. Assuming exercise of all such options, Qualified LLC is the beneficial owner of 13,037,623 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 13.8% of the outstanding shares of Common Stock.

             (2) Assuming exercise of all 9,478,624 options to purchase Common Stock owned of record by Qualified LLC, Equity L.P., in its capacity as sole member of Qualified LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 13,037,623 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 13.8% of the outstanding shares of Common Stock.

             (3) Private LLC is the record and beneficial owner of 25,213 shares of Common Stock, 26,860 options to purchase Common Stock pursuant to Option I and 40,290 options to purchase Common Stock pursuant to Option II. Assuming exercise of all such options, Private LLC is the beneficial owner of 92,363 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.1% of the outstanding shares of Common Stock.

             (4) Assuming exercise of all 67,150 options to purchase Common Stock owned of record by Private LLC, Private L.P., in its capacity as sole member of Private LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 92,363 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.1% of the outstanding shares of Common Stock.

             (5) Assuming exercise of all 9,545,774 options to purchase Common Stock owned of record by Qualified LLC and Private LLC, HM4/GP Partners, in its capacity as the sole general partner of each of Equity L.P. and Private L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 13,129,986 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 13.9% of the outstanding shares of Common Stock.

             (6) 4-EQ LLC is the record and beneficial owner of 52,296 shares of Common Stock, 55,712 options to purchase Common Stock pursuant to Option I and 83,568 options to purchase Common Stock pursuant to Option II. Assuming exercise of all such options, 4-EQ LLC is the beneficial owner of 191,576 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.2% of the outstanding shares of Common Stock.

             (7) Assuming exercise of all 139,280 options to purchase Common Stock owned of record by 4-EQ LLC, 4-EQ L.P., in its capacity as sole member of 4-EQ LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 191,576 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.2% of the outstanding shares of Common Stock.

             (8) 4-SBS LLC is the record and beneficial owner of 85,227 shares of Common Stock, 90,794 options to purchase Common Stock pursuant to Option I and 136,191 options to purchase Common Stock pursuant to Option II. Assuming exercise of all such shares, 4-SBS LLC is the beneficial owner of 312,212 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.4% of the outstanding shares of Common Stock.

             (9) Assuming exercise of all 226,985 options to purchase Common Stock owned of record by 4-SBS LLC, 4-SBS L.P., in its capacity as sole member of 4-SBS LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 312,212 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.4% of the outstanding shares of Common Stock.

             (10) Assuming exercise of all options to purchase 9,912,039 shares of Common Stock owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Hicks GP Partners, in its capacity as sole general partner of each of HM4/GP Partners, 4-EQ L.P. and 4-SBS L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 13,633,774 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 14.4% of the outstanding shares of Common Stock.

             (11) Assuming exercise of all 9,912,039 options to purchase Common Stock owned of record by Qualified LLC, Private LLC, 4-EQ LLC and 4-SBS LLC, Fund IV LLC, in its capacity as the sole general partner of Hicks GP Partners, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 13,633,774 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 14.4% of the outstanding shares of Common Stock.

             (12) PG-IV LLC is the record and beneficial owner of 189,476 shares of Common Stock, 201,851 options to purchase Common Stock pursuant to Option I and 302,777 options to purchase Common Stock pursuant to Option II. Assuming exercise of all such options, PG-IV LLC is the beneficial owner of 694,104 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.8% of the outstanding shares of Common Stock.

             (13) Assuming exercise of all 504,628 options to purchase Common Stock owned of record by PG-IV LLC, PG-IV C.V., in its capacity as sole member of PG-IV LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 694,104 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.8% of the outstanding shares of Common Stock.

             (14) Assuming exercise of all 504,628 options to purchase Common Stock owned of record by PG-IV LLC, HM Equity C.V., in its capacity as sole general partner of PG-IV C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 694,104 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.8% of the outstanding shares of Common Stock.

             (15) Assuming exercise of all 504,628 options to purchase Common Stock owned of record by PG-IV LLC, GP Cayman L.P., in its capacity as sole general partner of HM Equity C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 694,104 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.8% of the outstanding shares of Common Stock.

             (16) Assuming exercise of all 504,628 options to purchase Common Stock owned of record by PG-IV LLC, Fund IV Cayman LLC, in its capacity as the sole general partner of GP Cayman L.P. may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 694,104 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 0.8% of the outstanding shares of Common Stock.

             (17) Bridge LLC is the record and beneficial owner of 3,911,211 shares of Common Stock, 4,166,666 options to purchase Common Stock pursuant to Option I and 6,250,000 options to purchase Common Stock pursuant to Option II. Assuming exercise of all such options, Bridge LLC is the beneficial owner of 14,327,877 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 15.1% of the outstanding shares of Common Stock.

             (18) Assuming exercise of all 10,416,666 options to purchase Common Stock owned of record by Bridge LLC, Bridge Partners L.P., in its capacity as sole member of Bridge LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 14,327,877 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 15.1% of the outstanding shares of Common Stock.

             (19) Assuming exercise of all 10,416,666 options to purchase Common Stock owned of record by Bridge LLC, Bridge Partners LLC, in its capacity as general partner of Bridge Partners L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 14,327,877 shares of Common Stock, which, based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 15.1% of the outstanding shares of Common Stock.

             (20) Assuming exercise of all 20,833,333 options to purchase Common Stock owned of record by Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC, PG-IV LLC and Bridge LLC, Mr. Thomas O. Hicks, in his capacity as sole member of Fund IV LLC, Fund IV Cayman LLC and Bridge Partners LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 28,655,755 shares of Common Stock, which based on calculations made in accordance with Rule 13d-3 of the Exchange Act and, as of March 17, 2000, there being 80,307,150 shares of Common Stock outstanding, represents approximately 28.3% of the outstanding shares of Common Stock.

         The Reporting Persons expressly disclaim (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such Reporting Person.

         (b) The information set forth in Items 7 through 11 of the cover pages hereto is incorporated herein by reference.

         (c) Except as set forth herein, none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days.

         (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock which may be beneficially owned by the persons described in (a) and (b) above is governed by the limited liability company agreements and limited partnership agreements of each such entity, and such dividends or proceeds may be distributed with respect to numerous member interests and general and limited partnership interests.

         See Item 6 below for descriptions of Option I and Option II.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The matters set forth in Item 2 are incorporated in this Item 6 by reference as if fully set forth herein.

         Stock Purchase Agreement

         Pursuant to the Common Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of February 2, 2000, by and between the Issuer and Bridge LLC, the Issuer agreed to sell to Bridge LLC, and Bridge LLC agreed to purchase from the Issuer, 7,822,422 shares of Common Stock for a purchase price of $17,131,104.

         Prior to the issuance of the shares of Common Stock and the Options at the Closing (as defined below), pursuant to an Assignment of Rights Under Common Stock Purchase Agreement dated February 17, 2000 (the "Assignment Agreement"), Bridge LLC assigned 50% of its rights, title interests and obligations in, to and under the Stock Purchase Agreement to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC.

         On March 17, 2000, at the closing held pursuant to the Stock Purchase Agreement (the "Closing"), the Issuer sold to each of the persons listed below (the "HMTF Holders") the number of shares of Common Stock set forth opposite each person's name below in exchange for the purchase price set forth opposite such person's name below.

--------------------------------------------------------------------------------
                                 NUMBER OF
        NAME OF ENTITY           SHARES PURCHASED       PURCHASE PRICE
--------------------------------------------------------------------------------
Qualified LLC                         3,558,999          $7,794,208
--------------------------------------------------------------------------------
Private LLC                              25,213          $   55,217
--------------------------------------------------------------------------------
4-EQ LLC                                 52,296          $  114,528
--------------------------------------------------------------------------------
4-SBS LLC                                85,227          $  186,647
--------------------------------------------------------------------------------
PG-IV LLC                               189,476          $  414,952
--------------------------------------------------------------------------------
Bridge LLC                            3,911,211          $8,565,552
--------------------------------------------------------------------------------

         The foregoing description of the Stock Purchase Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed herewith as Exhibit
10.1 and is incorporated herein by reference.

         Registration Rights

         The Issuer and Bridge LLC, Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which the Issuer agreed to effect two "demand" registrations at the request of the holders of a majority of the Registrable Securities (as defined below) held by the HMTF Holders and any direct or indirect transferee of any Registrable Securities held by the HMTF Holders (together, with the HMTF Holders, the "Holders") provided that the Holders shall not be entitled to the second "demand" registration until the Holders have exercised in full the options granted with an initial exercise price of $3.00 per share pursuant to the Option Agreement. In addition, the Holders have certain piggyback registration rights in connection with registrations of the Issuer's securities under the Securities Act of 1933 (the "Securities Act").

         As used in this statement:

         "Registrable Securities" means (a) the Registrable Common Stock and (b) any securities of the Issuer or any successor entity into which such Registrable Common Stock may be converted or changed.

         "Registrable Common Stock" means the shares of Common Stock purchased by the HMTF Holders pursuant to the Stock Purchaser Agreement, the shares of Common Stock issued or issuable upon the exercise by the HMTF Holders of Option I or Option II, any additional securities issued by the Issuer in respect thereof in connection with any stock split, stock dividends or similar event with respect to the Common Stock, plus any other shares of Common Stock or such other securities held by any Holder.

         The foregoing description of the Registration Rights Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as
Exhibit 10.2 hereto and is incorporated herein by reference.

         Option Agreement

         At the Closing, the Issuer and the HMTF Holders entered into an Option Agreement (the "Option Agreement") pursuant to which the Issuer granted Option I and Option II to the HMTF Holders. Option I entitles the HMTF Holders or their permitted assigns to purchase from the Issuer an aggregate of 8,333,333 shares of Common Stock at an exercise price of $3.00 per share, as adjusted from time to time pursuant to the terms of the Option Agreement. Option I expires on March 17, 2001. Option II entitles the HMTF Holders or their permitted assigns to purchase from the Issuer (i) an aggregate of 12,500,000 shares of Common Stock at an exercise price of $4.00 per share plus (ii) if the Holders have not exercised Option I, 8,333,333 shares of Common Stock at an exercise price of $3.00 per share, in each case as adjusted from time to time pursuant to the Option Agreement. Option II expires on March 17, 2002. Option II may be exercised only in connection with a Qualified Transaction.

         As used in this statement:

         "Qualified Transaction" means the issuance of new equity for cash to finance a business combination or acquisition (by means of merger, consolidation, exchange, or acquisition of assets, or otherwise) involving the Issuer or any subsidiary thereof and an aggregate transactional consideration to the other entity or its equity and debt holders or to the Issuer and its equity and debt holders having a fair value (as determined in good faith by the Board of Directors of the Issuer) of at least $50,000,000.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 10.1: Common Stock Purchase Agreement, dated as of February 2, 2000, between the Issuer and Bridge LLC relating to the purchase and sale of Common Stock of Metrocall, Inc., incorporated herein by reference to Exhibit 10.3 of the Annual Report on Form 10-K for Metrocall, Inc. dated December 31, 1999 (File No. 0-21924).

Exhibit 10.2: Registration Rights Agreement, dated as of March 17, 2000, by and among the Issuer and each of the HMTF Holders.

Exhibit 10.3: Option Agreement dated as of March 17, 2000, by and among the Issuer and he HMTF Holders.

Exhibit 10.4 Credit Agreement, dated December 28, 1999, by and among HMTF Bridge Partners, L.P. and HM/Europe Coinvestors, C.V., as Initial Borrowers and any Future Borrowers from time to time parties thereto, the Issuing Bank, the Chase Manhattan Bank, as Administrative Agent and Bank of America, N.A., as Syndication Agent.

Exhibit 99.1:     Joint Filing Agreement among the parties regarding filing of
                  Schedule 13D.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                                        *
                                            ------------------------------------
                                            Name:     Thomas O. Hicks

                                            * By:   /s/ David W. Knickel
                                                  ------------------------------
                                              Name:   David W. Knickel
                                                      Attorney-in-Fact

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                              HM4 METROCALL QUALIFIED FUND, LLC


                                            By:    /s/ David W. Knickel
                                               ---------------------------------
                                            Name: David W. Knickel
                                            Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                       HMTF EQUITY FUND IV (1999), L.P.


                                     By:      HM4/GP (1999) Partners, L.P.,
                                              its General Partner

                                     By:      Hicks, Muse GP (1999) Partners IV,
                                              L.P., its General Partner

                                     By:      Hicks, Muse (1999) Fund IV, LLC,
                                              its General Partner


                                     By:    /s/ David W. Knickel
                                         ---------------------------------------
                                     Name: David W. Knickel
                                     Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                              HM4 METROCALL PRIVATE FUND, LLC


                                            By:    /s/ David W. Knickel
                                               ---------------------------------
                                            Name: David W. Knickel
                                            Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                          HMTF PRIVATE EQUITY FUND IV (1999), L.P.

                                        By:    HM4/GP (1999) Partners, L.P.,
                                                its General Partner

                                        By:    Hicks, Muse GP (1999) Partners
                                                IV, L.P., its General Partner

                                        By:    Hicks, Muse (1999) Fund IV,
                                                LLC, its General Partner


                                        By:    /s/ David W. Knickel
                                           -------------------------------------
                                        Name: David W. Knickel
                                        Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HM4/GP (1999) PARTNERS, L.P.

                                       By:   Hicks, Muse GP (1999) Partners IV,
                                             L.P., its General Partner

                                       By:   Hicks, Muse (1999) Fund IV, LLC,
                                             its General Partner


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HM 4-EQ METROCALL COINVESTORS, LLC

                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HM 4-EQ (1999) COINVESTORS, L.P.

                                       By:   Hicks, Muse GP (1999) Partners IV,
                                              L.P., its General Partner

                                       By:   Hicks, Muse (1999) Fund IV, LLC,
                                              its General Partner


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                        HM 4-SBS METROCALL COINVESTORS, LLC

                                      By:    /s/ David W. Knickel
                                         ---------------------------------------
                                      Name: David W. Knickel
                                      Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HM 4-SBS (1999) COINVESTORS, L.P.

                                       By:   Hicks, Muse GP (1999) Partners IV,
                                              L.P., its General Partner

                                       By:   Hicks, Muse (1999) Fund IV, LLC,
                                              its General Partner


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HICKS, MUSE GP (1999) PARTNERS IV, L.P.

                                       By:   Hicks, Muse (1999) Fund IV, LLC,
                                             its General Partner


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HICKS, MUSE (1999) FUND IV, LLC


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                              HM PG-IV METROCALL, LLC


                                                By:    /s/ David W. Knickel
                                                   -----------------------------
                                                Name: David W. Knickel
                                                Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HICKS, MUSE PG-IV (1999), C.V.

                                       By:      HM Equity Fund IV/GP Partners
                                                (1999), C.V., its General
                                                Partner

                                       By:      HM GP Partners IV Cayman, L.P.,
                                                its General Partner

                                       By:      HM Fund IV Cayman LLC, its
                                                General Partner


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                        HM EQUITY FUND IV/GP PARTNERS (1999), C.V.

                                      By:   HM GP Partners IV Cayman, L.P.,
                                            its General Partner

                                      By:   HM Fund IV Cayman LLC, its General
                                            Partner


                                      By:    /s/ David W. Knickel
                                         ---------------------------------------
                                      Name: David W. Knickel
                                      Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HM GP PARTNERS IV CAYMAN, L.P.

                                       By:   HM Fund IV Cayman LLC, its General
                                             Partner


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HM FUND IV CAYMAN LLC


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HMTF BRIDGE MC I, LLC



                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HMTF BRIDGE PARTNERS, L.P.

                                       By:  HMTF Bridge Partners, LLC, its
                                            General Partner


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


March 24, 2000                         HMTF BRIDGE PARTNERS, LLC


                                       By:    /s/ David W. Knickel
                                          --------------------------------------
                                       Name: David W. Knickel
                                       Title: Vice President

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                        DESCRIPTION
-------                                       -----------

  10.1         Common Stock Purchase Agreement, dated as of February 2, 2000 between the Issuer and
               Bridge LLC, relating to the purchase and sale of Common Stock of Metrocall, Inc., incorporated herein by reference to Exhibit 10.3 of the Annual Report on Form 10-K for Metrocall, Inc. dated December 31, 1999 (File No. 0-21924).

  10.2         Registration Rights Agreement, dated as of March 17, 2000, by and among the Issuer and each of the HMTF Holders.

  10.3         Option Agreement, dated as of March 17, 2000, by and among the Issuer and each of the
               HMTF Holders.

  10.4         Credit Agreement, dated December 28, 1999, by and among HMTF Bridge Partners, L.P.
               and HM/Europe Coinvestors, C.V., as Initial Borrowers and any future Borrowers from time to time parties thereto, the Issuing Bank, the Chase Manhattan Bank, as
               Administrative Agent and Bank of America, N.A., as Syndication Agent.

  99.1         Joint Filing Agreement among the parties regarding filing of Schedule 13D.